Exhibit 3.2

AMENDMENT NO. 2 TO
AMENDED AND RESTATED BYLAWS
OF U.S. AUTO PARTS NETWORK, INC.

The undersigned, in his capacity as the duly appointed and incumbent Secretary of U.S. Auto Parts Network, Inc. (the “Corporation”), hereby certifies on behalf of the Corporation that the following Amendment to the Amended and Restated Bylaws of the Corporation (the “Bylaws”) was duly adopted by the Board of Directors of the Corporation on July 23, 2020:

1.
Effective upon filing a Certificate of Amendment with the Delaware Secretary of State changing the Corporation’s name to CarParts.com, Inc., that any and all references in the Corporation’s Bylaws to “U.S. Auto Parts Network, Inc.” be amended to read “CarParts.com, Inc.”

2.	The Bylaws are hereby amended to add a new Section 9.2 to the end of Article IX to read as follows:

“SECTION 9.2 Forum for Actions Arising Under Securities Act.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.2.”

3.	All other provisions of the Bylaws remain in full force and effect.

Date:  July 23, 2020

By:	/s/ Lev Peker
Lev Peker, Chief Executive Officer